UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006

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THE HAIN CELESTIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

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Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 South Service Road, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 730-2200

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The definitive proxy statement of The Hain Celestial Group, Inc.’s (the “Company”), filed with the Securities and Exchange Commission on October 30, 2006, included the following disclosure with respect to compensation for Irwin Simon, the Company’s Chief Executive Officer:

On October 30, 2006, the Compensation Committee recommended, and the Board of Directors approved, an extension of Mr. Simon’s employment contract through June 30, 2009, two years beyond its previously-scheduled expiration. Pursuant to the extension, Mr. Simon will be entitled to an annual base salary for the current fiscal year and the extension period of $1.25 million per year, and have the opportunity to earn an annual bonus of up to 200% his base salary (based on the Executive’s and the Company’s performance during such fiscal year, as determined by the Board of Directors and/or the Compensation Committee). He will also be entitled to the equity equivalent (based on the then-current long term incentive plan applicable to senior executives) of 300,000 options to purchase common stock of the Company on July 1, 2007 and 2008, and a bonus of $300,000 upon execution of definitive documentation of the extension. The option grants that Mr. Simon was owed under his employment agreement prior to the extension but which have not yet been granted remain obligations of the Company, which are expected to be resolved upon completion of a comprehensive review the Company’s compensation practices. The Compensation Committee also recommended, and the Board of Directors approved, a bonus to Mr. Simon for the fiscal year ended June 30, 2006, of $1.7 million, in accordance with his existing employment agreement.

The Compensation Committee also recommended, and the Board approved, a bonus to Ira J. Lamel, Hain’s Chief Financial Officer, for the fiscal year ended June 30, 2006, of $375,000 and a salary of $500,000 for the fiscal year ending June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2006

THE HAIN CELESTIAL GROUP, INC.
(Registrant)

By: /s/ Ira J. Lamel
Name: Ira J. Lamel
Title: Executive Vice President and
Chief Financial Officer